Exhibit 99.1
United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
FIRST QUARTER 2010 RESULTS
Dallas, Texas, April 28, 2010 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2010 results: Revenues in the first quarter 2010 increased to $33.6 million from $28.3 million in the prior year comparable quarter, an increase of $5.3 million, or 18.7%. Revenues from the Company’s lime and limestone operations in the first quarter 2010 increased $5.0 million, or 18.7%, to $31.5 million from $26.5 million in the comparable 2009 quarter, while revenues from the Company’s natural gas interests increased $334 thousand, or 18.6%, to $2.1 million from $1.8 million in the comparable 2009 quarter. The increase in lime and limestone revenues in the first quarter 2010 as compared to last year’s comparable quarter primarily resulted from increased sales volumes of the Company’s lime products due to improved demand, principally from its steel and oil and gas services customers, and price increases for the Company’s lime and limestone products.
Production volumes for the Company’s natural gas interests for the first quarter 2010 totaled 236 thousand MCF, sold at an average price of $9.03 per MCF, from 30 wells. Production volumes in the comparable prior year quarter were 364 thousand MCF, sold at an average price of $5.71 per MCF, from 30 wells. Average price per MCF improved in the 2010 quarter compared to the 2009 quarter because of increased prices for natural gas liquids contained in the Company’s natural gas, which is attributable to the increase in the price of crude oil over the same period. A total of ten new wells drilled in the fourth quarter 2009 and the first quarter 2010 are expected to be completed as producing wells by the fourth quarter 2010.
The Company reported net income of $4.7 million ($0.73 per share diluted) for the first quarter 2010, compared to net income of $2.7 million ($0.43 per share diluted) for the first quarter 2009, an increase of $1.9 million, or 70.4%.
The Company’s gross profit for the first quarter 2010 was $9.5 million, compared to $6.2 million for the comparable 2009 quarter, an increase of $3.3 million, or 52.9%. Included in gross profit for the 2010 quarter is $7.9 million from the Company’s lime and limestone operations, compared to $5.2 million in the comparable 2009 quarter, an increase of $2.7 million. The benefits of cost reductions and other operating efficiencies, along with the increase in prices, resulted in improved gross profit and gross profit margin as a percentage of revenues for the Company’s lime and limestone operations in the first quarter 2010 compared to last year’s quarter. Gross profit from the Company’s natural gas interests was $1.6 million in the first quarter 2010, compared to $1.1 million in the comparable 2009 quarter, an increase of $559 thousand.
Interest expense in the first quarter 2010 decreased to $654 thousand from $750 thousand in the first quarter 2009, a decrease of $96 thousand, or 12.8%, primarily due to decreased average outstanding debt.
“We are pleased that our focus on cost reductions, implemented at the beginning of the economic downturn, and continued improvement in operating efficiencies, as well as price increases, have led to enhanced gross profits and margins as the demand for our lime products improved in the first quarter 2010,” said Timothy W. Byrne, President and Chief Executive Officer. “Additionally, due to the liquids contained in our natural gas, we had improved prices per MCF in the first quarter even though natural gas prices and our production volumes declined.” Mr. Byrne added, “All of these factors combined for a good quarter.” Mr. Byrne concluded, “Finally, we feel that construction demand has bottomed out and is starting to show signs of a slow recovery.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, aluminum, paper, utilities, glass, roof shingle and agriculture industries. The Company is headquartered in Dallas, Texas and operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
INCOME STATEMENTS	2010	2009
Revenues
Lime and limestone operations	$31,481	$26,513
Natural gas interests	2,134	1,800

Total	$33,615	$28,313

Gross profit	$9,520	$6,227
Operating profit	$7,155	$4,305

Interest expense	654	750
Other income, net	(2)	(2)
Income tax expense	1,841	821

Net income	$4,662	$2,736

Income per share of common stock:
Basic	$0.73	$0.43
Diluted	$0.73	$0.43

Weighted average shares outstanding:
Basic	6,397	6,329
Diluted	6,414	6,371

	March 31,	December 31,
	2010	2009
BALANCE SHEETS
Assets:
Current assets	$46,194	$40,760
Property, plant and equipment, net	129,319	130,900
Other assets, net	351	410

Total assets	$175,864	$172,070

Liabilities and Stockholders’ Equity:
Current liabilities	$15,722	$16,150
Debt, excluding current installments	35,416	36,666
Deferred tax liabilities, net	6,672	6,026
Other liabilities	3,549	3,247
Stockholders’ equity	114,505	109,981

Total liabilities and stockholders’ equity	$175,864	$172,070

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